Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Record Earnings as Diluted Net Income Per Share Grew 31 Percent for the 2005 Third Quarter; Revenues Increased 10 Percent, Operating Income Grew 21 Percent and Operating Margins Improved 170 Basis Points to 19.0 Percent in the Quarter

GLENVIEW, ILLINOIS—October 19, 2005—Illinois Tool Works Inc. (NYSE:ITW) today reported record earnings as diluted net income per share grew 31 percent in the 2005 third quarter. Diluted net income per share was $1.43 versus $1.09 in the 2004 third quarter. In addition, the Company’s revenues increased 10 percent, operating income grew 21 percent and net income rose 24 percent.

The significant growth in earnings took place as base revenues grew 4.1 percent in the quarter, with the majority of that contribution coming from North American end markets. Largely as a result of improved base margin performance and higher than anticipated Leasing and Investments income, diluted net income per share was seven cents higher than the Company’s most recent forecast. Base margin improvement added three cents, Leasing and Investments contributed three cents, and earlier than expected completion of the share repurchase program added 1 cent.

For the 2005 third quarter, operating revenues were $3.258 billion compared to $2.967 billion for the year earlier period. Operating income increased to $619.2 million from $512.2 million in the prior year period. Net income was $408.2 million compared to $330.1 million a year ago. The Company’s third quarter overall operating margin of 19.0 percent was 170 basis points higher than the year ago period.

For the first nine months of 2005, diluted net income per share of $3.78 was 18 percent higher than the $3.19 diluted net income per share for the year earlier period. In this same period, revenues grew 11 percent to $9.628 billion from $8.680 billion, operating income increased 9 percent to $1.664 billion from $1.521 billion, and net income of $1.094 billion was 12 percent higher than the $980.6 million for the 2004 nine month period. Operating margins of 17.3 were 20 basis points lower than the year ago period.

The Company’s free operating cash flow continued to be strong in the 2005 third quarter at $506.6 million. The generation of free cash allowed the Company to complete its $2.8 billion share repurchase program and to fund improving acquisition activity. Acquisitions in the third quarter had $105 million of annualized revenues. In addition, in early October the Company completed its previously announced acquisition of Instron Corporation. Year to date, the Company has completed acquisitions with annualized revenues of $532 million. Based on a robust pipeline of potential acquisitions, the Company continues to forecast acquired revenues of $600 to $800 million of annualized revenues for full-year 2005.

“Our strong across-the-board financial performance in the third quarter underscores ITW’s ability to maximize income and margins even though our base revenue growth was essentially the same as the second quarter,” said David B. Speer, President and Chief Executive Officer. “We also remain encouraged by what we believe to be an improving acquisition environment both in terms of the quantity and quality of opportunities we are reviewing.”

Segment highlights for the 2005 third quarter include:

North American Engineered Products third quarter revenues increased 10 percent largely as a result of contributions from acquisitions as well as base revenue growth from the construction, industrial and automotive business units. Operating income increased 21 percent mainly due to base income growth from construction and automotive combined with contributions from acquisitions. As a result, operating margins of 18.9 percent were 170 basis points higher than the prior year period. For the nine month period, revenues and operating income grew 12 percent and 14 percent, respectively, and operating margins of 17.6 percent were 20 basis points higher than the year ago period.

International Engineered Products third quarter revenues grew 5 percent mainly as a result of contributions from acquisitions and currency translation. Base revenues declined 1 percent in the quarter. Operating income increased 4.5 percent in the quarter as contributions from acquisitions, currency translation and base revenues were moderated by restructuring costs. Operating margins of 15.3 percent were 10 basis points lower than the year ago period. For the nine month period, revenues and operating income grew 12 percent and 9 percent, respectively, and operating margins of 14.2 percent were 40 basis points lower than a year ago.

North American Specialty Systems third quarter operating revenues increased 9 percent largely due to base revenue growth from the welding, marking and decorating, and finishing units. Operating income grew 28 percent mainly as a result of base income contributions from welding and food equipment. Operating margins of 20.1 percent were 290 basis points higher than the year earlier period. For the nine month period, revenues and operating income grew 10 percent and 18 percent, respectively. Operating margins of 18.6 percent were 130 basis points higher than a year ago.

International Specialty Systems third quarter revenues increased 8 percent primarily due to base revenue contributions from the industrial and consumer packaging units in Europe and Asia, welding, food equipment and finishing. Acquisitions also added to revenue growth. Operating income declined 10 percent in the quarter mainly due to a 14 percent income decline related to higher restructuring charges in the quarter. As a result, operating margins of 11.4 percent were 230 basis points lower than the year earlier period. For the nine month period, revenues increased 12 percent and operating income declined 2 percent. Operating margins of 11.5 percent were 170 basis points lower than a year ago.

Leasing and Investments third quarter operating income of $53.5 million was significantly higher than the year earlier period due to higher than expected income from gains on sales in the commercial mortgage portfolio and mark-to-market income on venture capital investments.

Looking ahead, the Company expects its base revenues to moderate to 3.0 percent growth in the fourth quarter due to anticipated higher energy costs and their impact on end markets and raw materials. As a result, the Company is forecasting an earnings range of $1.34 to $1.40 for the fourth quarter. For full-year 2005, the Company is forecasting an earnings range of $5.12 to $5.18. The midpoint of the 2005 forecast is predicated on base revenue growth of 4.3 percent.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions, base revenue growth, higher energy costs and potential acquisitions for the fourth quarter and full-year 2005 and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2005 Second Quarter.

ITW is an $11.7 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 650 decentralized operations in 45 countries and employs some 49,000 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

STATEMENT OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Revenues	$3,257,600	$2,967,168	$9,627,535	$8,679,788
Cost of revenues	2,081,272	1,934,831	6,260,211	5,614,977
Selling, administrative, and R&D expenses	541,338	509,482	1,646,388	1,495,703
Amortization & impairment of goodwill & other intangibles	15,770	10,617	56,973	47,692

Operating Income	619,220	512,238	1,663,963	1,521,416
Interest expense	(18,243)	(18,512)	(64,322)	(53,385)
Other income (expense)	(775)	6,325	9,549	17,495

Income From Continuing Operations Before Income Taxes	600,202	500,051	1,609,190	1,485,526
Income taxes	192,000	170,000	514,900	505,100

Income From Continuing Operations	408,202	330,051	1,094,290	980,426
Income From Discontinued Operations	--	--	--	171

Net Income	$408,202	$330,051	$1,094,290	$980,597

Income Per Share from Continuing Operations:
Basic	$1.44	$1.10	$3.81	$3.21
Diluted	$1.43	$1.09	$3.78	$3.19
Income Per Share from Discontinued Operations:
Basic	$ --	$ --	$ --	$0.00
Diluted	$ --	$ --	$ --	$0.00
Net Income Per Share:
Basic	$1.44	$1.10	$3.81	$3.21
Diluted	$1.43	$1.09	$3.78	$3.19
Shares outstanding during the period :
Average	282,798	301,390	287,333	305,222
Average assuming dilution	285,009	303,966	289,510	307,657

ESTIMATED FREE OPERATING CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$559,308	$452,084	$1,360,583	$1,148,602
Plus: Proceeds from investments	18,580	18,837	46,218	57,289
Less: Additions to PP&E	(71,316)	(67,670)	(216,025)	(197,442)

Free operating cash flow	$506,572	$403,251	$1,190,776	$1,008,449

ILLINOIS TOOL WORKS INC.
(In thousands)

STATEMENT OF FINANCIAL POSITION

	Sept 30, 2005	June 30, 2005	Dec 31, 2004

ASSETS
Cash & equivalents	$351,345	$858,679	$667,390
Trade receivables	2,168,592	2,134,215	2,054,624
Inventories	1,229,667	1,274,538	1,281,156
Deferred income taxes	158,953	156,664	147,416
Prepaids and other current assets	144,268	143,020	171,612

Total current assets	4,052,825	4,567,116	4,322,198

Net plant & equipment	1,825,459	1,822,236	1,876,875
Investments	1,021,199	971,354	912,483
Goodwill	2,877,750	2,834,779	2,753,053
Intangible assets	499,463	477,328	440,002
Deferred income taxes	50,049	121,159	233,172
Other assets	908,462	835,143	814,151

	$11,235,207	$11,629,115	$11,351,934

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$378,609	$696,788	$203,523
Accounts payable	543,897	555,804	603,811
Accrued expenses	975,001	946,668	959,380
Cash dividends payable	92,383	79,909	81,653
Income taxes payable	30,511	1,213	2,604

Total current liabilities	2,020,401	2,280,382	1,850,971

Long-term debt	965,535	967,208	921,098
Other liabilities	968,145	954,324	952,255

Total non-current liabilities	1,933,680	1,921,532	1,873,353

Common stock	3,117	3,117	3,114
Additional paid-in capital	1,042,495	1,025,034	978,941
Income reinvested in the business	8,804,369	8,488,550	7,963,518
Common stock held in treasury	(2,773,176)	(2,304,064)	(1,731,378)
Accumulated other comprehensive income	204,321	214,564	413,415

Total stockholders' equity	7,281,126	7,427,201	7,627,610

	$11,235,207	$11,629,115	$11,351,934